FIRST AMENDMENT OF DEVELOPMENT AGREEMENT

THIS FIRST AMENDMENT OF DEVELOPMENT AGREEMENT is effective as of August 8, 2007, between Fuel Frontiers, Inc., a Nevada corporation and Kentucky Fuel Associates, Inc., a Kentucky corporation, collectively known as (the “Parties”)

WHEREAS, the Parties mutually agree to amend the Development Agreement first entered into between the Parties on July 30, 2007:

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Parties hereby agree that the Development Agreement be and the same hereby is amended as follows:

1. Paragraph 1(D) of the Development Agreement is hereby amended and restated in its entirety as follows:

“1. D. KFA shall provide FFI with an initial funding of two million dollars ($2,000,000.00) which said payment shall be tendered within 21 days of the execution of this Agreement. If said funding is not completed within the allotted time, KFA will, to the satisfaction of FFI, provide evidence that complete funding is reasonably expected and will indicate the date whereupon funding shall be completed. Said funds shall be applied by FFI towards any and all costs and expenses incurred in the ordinary course of business for the development, construction and arranging of financing to closure of the first KFA/FFI production facility developed, including without limitation the following costs: engineering, procurement, administrative, development management, financing, legal, operations and maintenance costs for each said fuel production facility. Furthermore, FFI warrants that said funding shall not be used to pay any pre-existing financial obligations of FFI or Nuclear Solutions, Inc. For each site located thereafter by KFA and accepted by FFI for development of a fuel production facility, KFA shall provide, FFI with initial minimum project funding of two million dollars ($2,000,000.00) for any and all costs and expenses incurred in the ordinary course of business for the development, construction and arranging of financing to closure of the production facility, including without limitation the following costs: engineering, procurement, administrative, development management, financing, legal, operations and maintenance costs for each said fuel production facility.”

The Parties each hereby represents and warrants that they have full right, power and authority to enter into this Agreement and that the respective persons executing this Agreement are duly authorized to do so.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first above written.

Dated this 8th day of August, 2007.

FUEL FRONTIERS, INC.	KENTUCKY FUEL ASSOCIATES, INC.

Patrick Herda /s/	Garry Sparks /s/

By: Patrick Herda	By: Garry Sparks
Title: Chairman & CEO	Title: President